UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  Ticket Corp.
             (Exact name of registrant as specified in its charter)

                                     Nevada
         (State or other jurisdiction of incorporation or organization)

                                   46-1838178
                        (IRS Employer Identification No.)

                            1135 Terminal Way Ste 209
                                 Reno, NV 89502

       Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------

Common Stock, par value $0.001 per share                     OTCQB

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [X]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-187544 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Ticket Corp. (the "Registrant") hereby incorporates by reference the description of its common stock, par value $0.001 per share, to be registered hereunder contained under the heading "Description of Securities" in the Registrant's Registration Statement on Form S-1 (File No. 333-187544), as originally filed with the Securities and Exchange Commission (the "Commission") on March 26, 2013, as amended and declared effective on July 25, 2014 (the "Registration Statement"), and in the prospectus included in the Registration Statement to be filed separately by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which prospectus shall be deemed to be incorporated by reference herein.

The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or common stock purchase warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

ITEM 2. EXHIBITS.

Exhibit

  3.1     Articles of Incorporation (1)

  3.2     Bylaws (1)

----------
(1) Incorporated by references to our Registration Statement on Form S-1, filed on March 26, 2013.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         TICKET CORP.


December 7, 2015                         By: /s/ Russell Rheingrover
                                             -----------------------------------
                                             Russell Rheingrover
                                             President and CEO

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